EXHIBIT 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-XXXXX) and related Prospectus of Eaton Corporation for the registration of 1,000,000 shares of its common shares and to the incorporation by reference therein of our reports dated February 10, 2006, with respect to the consolidated financial statements of Eaton Corporation, Eaton Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Eaton Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
ERNST & YOUNG LLP
Cleveland, Ohio
August 2, 2006